EXHIBIT 10.2
WAIVER AND CONSENT AGREEMENT
THIS WAIVER AND CONSENT AGREEMENT (this “Waiver”) is dated as of March 28, 2024, by the party set forth on the signature page hereto (the “Purchaser”) in favor of Ontrak, Inc., a Delaware corporation (“Company”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Public Offering Warrants (as defined below).
R E C I T A L S
A.    Pursuant to the securities purchase agreement, dated November 10, 2023, by and between the Company and each purchaser signatory thereto (the “Purchase Agreement”), the Company issued an aggregate of (a) 4,592,068 shares of Common Stock and 9,184,136 warrants to purchase up to 9,184,136 shares of Common Stock (such warrants, the “Accompanying Warrants”), and (b) 5,907,932 pre-funded warrants to purchase up to 5,907,932 shares of Common Stock and 11,815,864 warrants to purchase up to 11,815,864 shares of Common Stock (such 11,815,864 warrants, together with the Accompanying Warrants, the “Public Offering Warrants”).
B.    The Company, certain of its subsidiaries, Acuitas Capital LLC (“Acuitas”) and U.S. Bank Trust Company, National Association (the “Collateral Agent”) are party to that certain Master Note Purchase Agreement, dated as of April 15, 2022, as amended by that certain First Amendment to Master Note Purchase Agreement made as of August 12, 2022, that certain Second Amendment to Master Note Purchase Agreement made as of November 19, 2022, that certain Third Amendment to Master Note Purchase Agreement made as of December 30, 2022, that certain Fourth Amendment to Master Note Purchase Agreement made as of June 23, 2023, and that certain Fifth Amendment to Master Note Purchase Agreement made as of October 31, 2023 (the “Note Purchase Agreement”), pursuant to which Acuitas agreed to purchase senior secured notes from the Company, upon the terms and subject to the conditions set forth therein.
C.    The parties to the Note Purchase Agreement are contemplating entering into a Sixth Amendment to Master Note Purchase Agreement, substantially in the form attached hereto as Exhibit A (the “Sixth Amendment”), pursuant to which, among other things, the Company may issue and sell to Acuitas, and Acuitas may purchase from the Company, up to $15.0 million in principal amount of senior secured convertible promissory notes (the “Demand Notes”), and, in connection with each Demand Note purchased by Acuitas from the Company, the Company would issue to Acuitas (or an entity affiliated with Acuitas, as designated by Acuitas) a warrant (a “Demand Warrant”) to purchase shares of Common Stock, upon the terms and subject to the conditions therein.
D.    Subject to certain exceptions specified therein, from November 10, 2023 until 180 days following the Closing Date (as such term is defined in the Purchase Agreement), Section 4.11(a) of the Purchase Agreement prohibits, among other things, the Company from (i) issuing, entering into any agreement to issue or announcing the issuance or proposed issuance of any shares of Common Stock or Common Stock Equivalents (as such terms are defined in the Purchase Agreement) or (ii) amending, modifying or waiving the terms of any securities outstanding as of November 10, 2023 (Section 4.11(a) of the Purchase Agreement is referred to as the “Company Lock-Up Provision”).
E.    Subject to certain exceptions specified therein, Section 4.11(b) of the Purchase Agreement prohibits, among other things, the Company from effecting or entering into an agreement to effect any issuance of Common Stock or Common Stock Equivalents involving a Variable Rate Transaction (as such term is defined in the Purchase Agreement) from November 10, 2023 until 180 days following the Closing Date (Section 4.11(b) of the Purchase Agreement is referred to as the “VRT Prohibition Provision”).
F.    The Company is requesting that the Purchaser waive, and the Purchaser is willing to waive, the limitations and prohibitions in the Company Lock-Up Provision and the VRT Prohibition Provision with respect to the transactions contemplated by the Sixth Amendment, as described herein.
G.    Section 3(b) of each Public Offering Warrant provides, among other things, that, if and whenever on or after the date of issuance of such Public Offering Warrant, the Company effects a Dilutive Issuance, then immediately after such Dilutive Issuance, the Exercise Price of such Public Offering Warrant then in effect will be reduced as specified therein.

H.    The Company is requesting that the Purchaser agree to the adjustments to the Exercise Price of each Public Offering Warrant described herein in lieu of those described in Section 3(b) of the Public Offering Warrants with respect to the transactions contemplated by the Sixth Amendment.
I.    Section 4.15 of the Purchase Agreement provides that, until the one year anniversary of the Closing Date, the Company shall not undertake a reverse or forward stock split or reclassification of the Common Stock without the prior written consent of the Purchaser holding a majority in interest of the Shares (as such term is defined in the Purchase Agreement) and Pre-Funded Warrants (as such term is defined in the Purchase Agreement).
J.    The Company is requesting that the Purchaser consent to, and the Purchaser is willing to consent to, a potential reverse stock split of the Common Stock, as described herein.
NOW THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements set forth in this Waiver, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.    Waiver of Company Lock-Up and VRT Prohibition. The Purchaser hereby irrevocably waives the limitations and prohibitions in the Company Lock-Up Provision and the VRT Prohibition Provision and in any other provision in the Purchase Agreement solely with respect to the Company entering into the Sixth Amendment and effecting and consummating any of the transactions contemplated thereby, including, without limitation, (i) the issuance of the Initial Demand Note (as such term is defined in the Sixth Amendment) thereunder, (ii) the issuance of any other Demand Note thereunder, (iii) the issuance of any Demand Warrant (as such term is defined in the Sixth Amendment), (iv) the issuance of each New Keep Well Warrant (as such term is defined in the Sixth Amendment) thereunder, (v) any adjustment to the exercise price of any Demand Warrant or any New Keep Well Warrant as described therein (other than any adjustment to the exercise price pursuant to any Company voluntary adjustment provision under Section 3(b)(xi) thereof), (vi) the amendment of the Surviving Note (as such term is defined in the Sixth Amendment) as described therein, and (vii) the issuance of shares of Common Stock upon conversion or exercise, as applicable, of the foregoing securities (collectively, the “Sixth Amendment Transactions”). For the avoidance of doubt, except as set forth in this Section 1, the limitations and prohibitions in the Company Lock-Up Provision and the VRT Prohibition Provision shall continue in full force and effect with respect to any other transactions in the future.
2.    Anti-Dilution Matters. Notwithstanding anything to the contrary in the Purchase Agreement or the Public Offering Warrants, the Purchaser hereby acknowledges, confirms and agrees that, if the Company enters into the Sixth Amendment and effects or consummates any of the Sixth Amendment Transactions, the Exercise Price of each Public Offering Warrant then in effect shall be subject solely to the following adjustments (in lieu of the adjustments set forth in Section 3(b) of such Public Offering Warrant): (i) the Exercise Price will be reduced to $0.36 at the time the Company enters into the Sixth Amendment; (ii) if $0.36 is greater than the lowest VWAP of the Common Stock on any Trading Day during the five Trading Day period immediately following the public announcement of the Company entering into the Sixth Amendment (the “Restricted Transaction Measuring Period”), then the Exercise Price shall be further reduced to the lowest VWAP on any Trading Day during the Restricted Transaction Measuring Period; and (iii) if any Note (as such term is defined in the Sixth Amendment) is converted into Common Stock at a conversion price less than the Exercise Price then in effect, after giving effect to the preceding clauses (i) and (ii) and any adjustments pursuant to the terms of such Public Offering Warrant (other than Section 3(b) thereof), then the Exercise Price shall be further reduced to such conversion price at such time of such Note conversion. For the avoidance of doubt, the Exercise Price of each Public Offering Warrant shall not be adjusted for any other reason pursuant to such Public Offering Warrant as a result of or related to the Sixth Amendment or any or the Sixth Amendment Transactions, including, without limitation, in connection with any sale of any Demand Note and corresponding issuance of any Demand Warrant pursuant to the Sixth Amendment, and the Purchaser hereby irrevocably waives all other adjustments to the Exercise Price pursuant to the Public Offering Warrants as a result of or related to the Sixth Amendment and any of the Sixth Amendment Transactions. Upon each adjustment of the Exercise Price pursuant to this Waiver, pursuant to Section 3(b)(x) of the Public Offering Warrants, the number of Warrant Shares issuable upon exercise of each of the Public Offering Warrants then in effect shall increase proportionately so that after each such adjustment of the Exercise Price pursuant to this Waiver, the aggregate Exercise Price payable upon exercise of each Public Offering Warrant then in effect for the adjusted number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to each such adjustment of the Exercise Price pursuant to this Waiver (without regard to any limitations on exercise contained in the Public Offering Warrants).
3.    Consent to Reverse Stock Split. The Purchaser hereby consents to any reverse stock split of the Common Stock that the board of directors of the Company determines in good faith is required to maintain the listing of the Common Stock on the Nasdaq Stock Market (or such other exchange on which the Common Stock is listed).
4.    Effectiveness. This Waiver shall become effective upon the date that each purchaser signatory to the Purchase Agreement, solely and not jointly, executes and delivers this Waiver to the Company. Notwithstanding the foregoing, in the event that the Sixth Amendment has not been entered into on or before April 1, 2024, this Waiver shall be null and void, and the provisions of the Purchase Agreement and each Public Offering Warrant in effect prior to the date hereof shall remain in full force and effect.
5.    Announcement of the Sixth Amendment. On or before April 1, 2024, the Company shall file a Current Report on Form 8-K (the “Waiver 8-K”) with the Commission disclosing all material terms of the transactions contemplated hereunder and pursuant to the Sixth Amendment, and the Sixth Amendment, including the forms of the Demand Note and the Demand Warrant attached thereto, and this Waiver shall be filed as exhibits thereto. From and after the issuance of the Waiver 8-K, the Company represents to the Purchaser that it shall have publicly disclosed all material, non-public information delivered to the Purchaser by the Company or any of its officers, directors, employees or counsel. In addition, effective upon the filing of the Waiver 8-K, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company or any of its officers, directors, agents, employees or Affiliates, on the one hand, and the Purchaser or any of its Affiliates, on the other hand, shall terminate. From and after the filing of the Waiver 8-K, the Company represents to the Purchaser that none of the Company’s directors, officers, employees or agents will provide the Purchaser with any material, nonpublic information that is not disclosed in the Waiver 8-K other than in accordance with the terms of the Purchase Agreement and the Public Offering Warrants.

6.     Acknowledgement. The Company acknowledges and agrees that the obligations of the Purchaser under this letter agreement are several and not joint with the obligations of any other purchaser of securities pursuant to the Purchaser Agreement (each, an “Other Purchaser”) under any other agreement related to the transactions contemplated hereunder (“Other Waiver”), and the Purchaser shall not be responsible in any way for the performance of the obligations of any Other Purchaser or under any such Other Waiver. Nothing contained in this Waiver, and no action taken by the Purchaser pursuant hereto, shall be deemed to constitute the Purchaser and the Other Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchaser and the Other Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Waiver and the Company acknowledges that the Purchaser and the Other Purchasers are not acting in concert or as a group with respect to such obligations or the transactions contemplated by this Waiver or any Other Waiver. The Company and the Purchaser confirm that the Purchaser has independently participated in the negotiation of the transactions contemplated hereby with the advice of its own counsel and advisors. The Purchaser shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Waiver, and it shall not be necessary for any Other Purchaser to be joined as an additional party in any proceeding for such purpose.

7.    Miscellaneous.
(a)    Compensatory Arrangements. The Company has engaged Roth Capital Partner, LLC (“Roth”), to provide financial advisory services to the Company, including to negotiate this Waiver with the Purchaser, and the Company has agreed to pay Roth a fee of $100,000 and to reimburse Roth $15,000 for its legal expenses, each of which is to be paid within five business days of the execution and delivery of this Waiver by the Company and all of the purchasers signatory to the Purchase Agreement, solely and not jointly.
(b)    Entire Agreement. The Purchase Agreement and the Public Offering Warrants, each as modified by this Waiver, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede any prior understandings, agreements or representations by or between the

Company and the Purchaser, written or oral, to the extent they relate in any way to the subject matter hereof. Notwithstanding the foregoing and except as expressly set forth above, all of the terms and conditions of the Purchase Agreement, including but not limited to the Company Lock-Up Provision and the VRT Prohibition Provision, and each Public Offering Warrant, including but not limited to Section 3(b) thereof, shall continue in full force and effect after the execution of this Waiver and shall not be in any way changed, modified or superseded except in accordance with the terms of the Purchase Agreement or such Public Offering Warrant, as applicable.
(c)    Counterparts. This Waiver may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Delivery by facsimile or electronic transmission of a portable document file (also known as a .pdf file) of an executed counterpart signature page shall be effective as a manually executed counterpart signature hereof.
(d)    Governing Law. This Waiver shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflicts of laws thereunder which would specify the application of the law of another jurisdiction.

IN WITNESS WHEREOF, the undersigned has executed this Waiver as of the date first written above.
    PURCHASER:

______________

By:
Name:
Title:

        [Signature Pages Continue]

AGREED AND ACCEPTED:

ONTRAK, INC.
By: ____________________________
Name: Brandon H. LaVerne
Title: Chief Executive Officer and Chief Operating Officer

Exhibit A
Sixth Amendment

[Attached]